Exhibit 99.1

Contact:

William B. Boni

VP, Investor Relations/

Corp. Communications

Minerva Neurosciences, Inc.

(617) 600-7376

FOR IMMEDIATE RELEASE

MINERVA NEUROSCIENCES NAMES RICHARD RUSSELL PRESIDENT

Waltham, MA, December 11, 2017 – Minerva Neurosciences, Inc. (NASDAQ: NERV), a clinical-stage biopharmaceutical company focused on the development of therapies to treat central nervous system (CNS) disorders, today announced the appointment of Rick Russell as President. Dr. Remy Luthringer will continue as Chief Executive Officer of Minerva while resigning his position as President.

Mr. Russell has more than 20 years of experience leading commercial operations, including developing and implementing sales and marketing activities for major biotechnology and pharmaceutical brands in North America and the European Union. His experience encompasses several therapeutic areas, including CNS disorders, neurodegenerative disorders, cardiovascular disease and women’s health.

“We welcome Rick Russell to Minerva, where his wide-ranging commercial expertise will help ensure the effective transition from late-stage clinical development to the market for our product candidates, led by MIN-101 for schizophrenia,” said Dr. Remy Luthringer, Chief Executive Officer of Minerva. “Rick’s proven leadership, commercial expertise and operational knowledge will strengthen and add depth to the Company’s senior management team,” Dr. Luthringer continued. “More importantly, we believe he will shape the commercial success of an innovative product with the potential to address the significant unmet need and market opportunity represented by negative symptoms in schizophrenia and beyond.”

Mr. Russell most recently served as President and Chief Executive Officer of Ares Allergy Holdings, Inc., where he successfully managed a private equity portfolio of three small-sized biotechnology companies focused in Allergy Immunotherapy. He successfully led the consolidation of the portfolio into one operating company, GREER Laboratories, with total combined revenue of $100+ million and 400 employees. Subsequently, he took the company public through a merger with Stallergenes SA to create Stallergenes Greer PLC, a global leader in Allergy Immunotherapy. He then served as President and Chief Executive Officer of Stallergenes Greer, Inc., the North American subsidiary of Stallergenes Greer, PLC.

Previously, Mr. Russell was Executive Vice President and Chief Commercial Officer at Sunovion (formerly Sepracor), where he led a $1.4 billion commercial operation in North America and Canada. Sunovion’s products targeted indications that include neurological and psychiatric conditions such as schizophrenia, bipolar depression and Parkinson’s disease. Mr. Russell’s broad commercial responsibilities included business development, sales, marketing, new product planning, distribution, manufacturing and licensing, and he successfully launched two CNS products, Latuda® (lurasidone) for bipolar depression and Aptiom® (eslicarbazepine) for epilepsy.

Prior to joining Sunovion, Mr. Russell was Executive Vice President, neurodegenerative diseases and rheumatology, US, for EMD Serono, where he was responsible for all commercial activities relating to a $1 billion multiple sclerosis franchise, including Rebif® and Novantrone®. He also managed EMD Serono’s CNS partnership with Pfizer. Mr. Russell was Vice President, marketing at Sanofi-Aventis, where he oversaw cardiovascular brands that included Plavix® and Avapro®/Avalide®. Earlier, he was marketing director and team leader at Novartis for the ADHD (attention-deficit/hyperactivity disorder) franchise, which included Ritalin® LA, Focalin® and Focalin® LA.

Mr. Russell holds a B.A. in chemistry from Bates College and an M.S. in organic chemistry from the University of New Hampshire.

Inducement Awards

In accordance with NASDAQ Listing Rule 5635(c)(4), the Company announced that as an inducement to entering into employment with the Company, the Compensation Committee of the Board of Directors granted the following inducement awards to Mr. Russell: an option to purchase 775,000 shares of the Company’s common stock and a restricted stock unit award to acquire 40,000 shares of the Company’s common stock, each with a per share exercise price equal to $6.05, the closing price of the Company’s common stock on the grant date of December 11, 2017.

The option will vest over four years, with 25% of the shares subject to such award vesting on the first anniversary of the grant date and the remaining 75% vesting in 12 quarterly installments over the next three years, subject to Mr. Russell’s continuous service with the Company through each applicable vesting date and potential vesting acceleration under certain circumstances pursuant to the terms of Mr. Russell’s offer letter with the Company. The restricted stock unit award will vest over four years, in four equal annual installments starting on the first anniversary of the grant date, subject to Mr. Russell’s continuous service with the Company through each applicable vesting date and potential vesting acceleration under certain circumstances pursuant to the terms of Mr. Russell’s offer letter with the Company.

The inducement awards are being granted outside of Minerva’s 2013 Equity Incentive Plan (the “2013 Plan”), but are subject to stand-alone agreements with terms generally consistent with the 2013 Plan, as a material inducement to Mr. Russell’s acceptance of employment with the Company in accordance with NASDAQ Listing Rule 5635(c)(4).

About Minerva Neurosciences

Minerva Neurosciences, Inc. is a clinical-stage biopharmaceutical company focused on the development and commercialization of a portfolio of products to treat CNS diseases. Minerva’s proprietary compounds include: MIN-101, in clinical development for schizophrenia; seltorexant (MIN-202 or JNJ-42847922), in clinical development for insomnia and major depressive disorder (MDD); MIN-117, in clinical development for MDD; and MIN-301, in pre-clinical development for Parkinson’s disease. Minerva’s common stock is listed on the NASDAQ Global Market under the symbol “NERV.” For more information, please visit www.minervaneurosciences.com.

Forward-Looking Safe Harbor Statement

This press release contains forward-looking statements which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts, reflect management’s expectations as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein regarding our ability to successfully develop and commercialize our therapeutic products. These forward-looking statements are based on our current expectations and may differ materially from actual results due to a variety of factors including, without limitation, management’s ability to successfully achieve its goals; our ability to raise additional capital to fund our operations on terms acceptable to us; and general economic conditions. These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed under the caption “Risk Factors” in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, filed with the Securities and Exchange Commission on November 6, 2017. Copies of reports filed with the SEC are posted on our website at www.minervaneurosciences.com. The forward-looking statements in this press release are based on information available to us as of the date hereof, and we disclaim any obligation to update any forward-looking statements, except as required by law.